Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Merger Agreement”) is entered into as of June 9, 2006, by and between A Smart Move L.L.C., a Colorado limited liability company (“Smart Move LLC”), and Smart Move, Inc., a Delaware corporation and a wholly owned subsidiary of Smart Move LLC (“Smart Move, Inc.”).
W I T N E S S E T H:
     WHEREAS, Smart Move LLC is a limited liability company duly organized, existing, and in good standing under the laws of the State of Colorado;
     WHEREAS, Smart Move, Inc. is a corporation duly incorporated, existing, and in good standing under the laws of the State of Delaware;
     WHEREAS, Smart Move LLC has authority to issue up to 100,000,000 Shares (as defined in the Amended and Restated Operating Agreement of Smart Move LLC), with each Share representing an ownership interest in Smart Move LLC;
     WHEREAS, prior to the date of this Merger Agreement, Smart Move LLC has issued 2,441,420 Shares;
     WHEREAS, Smart Move LLC has issued options and warrants to acquire Shares and convertible securities that are convertible into Shares;
     WHEREAS, Smart Move, Inc. has authority to issue 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share;
     WHEREAS, prior to the date of this Merger Agreement, Smart Move, Inc. has issued 100 shares of Common Stock to Smart Move LLC;
     WHEREAS, the managers of Smart Move LLC (the “Managers”) have unanimously determined that it is advisable and in the best interests of Smart Move LLC to merge with and into Smart Move, Inc. for the purpose of converting Smart Move LLC into a Delaware corporation on the terms and subject to the conditions provided herein, and the Managers have authorized and approved this Merger Agreement;
     WHEREAS, the Board of Directors of Smart Move, Inc. (the “Board”) has unanimously determined that it is advisable and in the best interests of Smart Move, Inc. to merge with Smart Move LLC for the purpose of converting Smart Move LLC into a Delaware corporation on the terms and subject to the conditions herein provided, and the Board has authorized and approved this Merger Agreement; and
     WHEREAS, Smart Move LLC, as the sole stockholder of Smart Move, Inc. (the “Stockholder”), has authorized and approved this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and intending to be legally bound hereby, Smart Move LLC and Smart Move, Inc. agree as follows:
     1. Merger.
          a. Upon satisfaction of the condition set forth in Section 1(b) of this Merger Agreement, Smart Move LLC shall be merged with and into Smart Move, Inc. (the “Merger”), with Smart Move, Inc. as the surviving corporation (hereafter sometimes referred to as the “Surviving Corporation”) pursuant to Section 7-90-203(2) of the Colorado Corporations and Associations Act (the “CCAA”) and Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”), and the Surviving Corporation shall continue to be governed by the laws of the State of Delaware. The Merger shall become effective (the “Effective Time”) upon: (1) the filing of the Statement of Merger with the Secretary of State of the State of Colorado in accordance with the CCAA; and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.
          b. The Merger shall not occur until such time as Smart Move, Inc. completes its initial public offering of securities, or such earlier time as mutually agreed by the parties.
          c. The parties hereto intend that the transfer of assets and liabilities from Smart Move LLC to the Surviving Corporation pursuant to the Merger shall qualify as a tax-free transfer under Section 351 of the Internal Revenue Code of 1986, as amended, and that no gain or loss be recognized for federal income tax purposes on such transfer or on the receipt of the Surviving Corporation Common Stock by holders of Smart Move LLC Units.
     2. Governing Documents.
          a. The Certificate of Incorporation of Smart Move, Inc. as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law.
          b. The Bylaws of Smart Move, Inc. as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law.
     3. Directors and Officers. The directors and officers of Smart Move, Inc. as in effect immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation at the Effective Time, and such persons shall serve in such capacities, for the terms provided by law or in the Bylaws of the Surviving Corporation, or until their respective successors are elected and qualified.

     4. Succession. At the Effective Time, Smart Move LLC shall succeed to Smart Move, Inc. in the manner of and as more fully set forth in the DGCL. At the Effective Time, the separate existence of Smart Move LLC shall cease. Without limiting the foregoing, Smart Move, Inc. shall: (1) continue to possess all of its assets, rights, power and property as constituted immediately prior to the Effective Time; (2) be subject to all actions previously taken by its Board and by the Managers; (3) succeed, without other transfer, to all of the assets, rights, powers and property of Smart Move LLC; (4) continue to be subject to all of the debts, liabilities and obligations of Smart Move, Inc. as constituted immediately prior to the Effective Time; and (5) succeed, without other transfer, to all of the debts, liabilities and obligations of Smart Move LLC in the same manner as if Smart Move, Inc. had itself incurred them, including outstanding options and warrants.
     5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without further action on the part of any holder thereof, each Share shall be converted into one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation, provided that no certificate or scrip representing fractional shares of Common Stock shall be issued. All fractional shares of Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results therefrom, such holder shall be entitled to receive a number of shares of Common Stock rounded to the nearest whole number (with .5 being rounded up).
     6. Stock Certificates and Other Instruments. At the Effective Time, all of the outstanding certificates which prior to that time represented Shares shall be deemed for all purposes to evidence ownership of and to represent the shares of Common Stock of Smart Move, Inc. into which the Shares represented by such certificates have been converted as herein provided. Upon surrender of the certificates formerly representing Shares, Smart Move, Inc. shall issue and deliver stock certificates representing the number of shares of Common Stock into which the Shares represented by such surrendered certificates have been converted.
     7. Outstanding Common Stock of Smart Move, Inc. At the Effective Time, the 100 shares of Common Stock presently issued and outstanding in the name of Smart Move LLC shall be canceled and retired and resume the status of authorized and unissued shares of Common Stock, and no shares of Common Stock or other securities of Smart Move, Inc. shall be issued in respect thereof.
     8. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.
     9. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.
     10. Further Assurances. From time to time, as and when required by Smart Move, Inc. or by its successors and assigns, there shall be executed and delivered on behalf of Smart Move LLC such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Smart Move, Inc. the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Smart Move LLC, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Smart Move, Inc. are fully authorized in the name and on behalf of Smart Move LLC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments. In addition, each of Smart Move LLC and Smart Move, Inc. agree to do and perform all things required or as may be necessary or desirable to effectuate the purposes and intent hereof.
     11. Amendment and Abandonment. At any time, this Merger Agreement may be amended in any manner as may be determined in the judgment of the Managers and the Board to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement; provided that, no such amendment may alter or change the amount or kind of securities to be received in the Merger or alter or change any term of the Certificate of Incorporation of the Surviving Corporation, in each case without the requisite approval of the Stockholder. In addition, at any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Managers and the Board for any reason, including without limitation, if Smart Move, Inc. fails to complete its initial public offering of securities, notwithstanding approval of this Merger Agreement by the Stockholder.
[Signature Page Follows]

     IN WITNESS WHEREOF, Smart Move LLC and Smart Move, Inc. have caused this Merger Agreement to be executed as of the date first above written.
A Smart Move L.L.C.

By:	/s/ Edward Johnson
Name: Edward Johnson
Title: Manager

Smart Move, Inc.

By:	/s/ Chris Sapyta
Name: Chris Sapyta
Title: President and Chief Executive Officer